================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)
                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 5)


                                 CRIIMI MAE Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    950241109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              Mr. Barry S. Blattman
                                  BREF ONE, LLC
                          Three World Financial Center
                            New York, New York 10281
                                 (212) 417-7276

                                 with a copy to:

                             Raymond O. Gietz, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Persons Authorized to Receive
                          Notices and Communications)


                                January 18, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                                Page 1 of 7 Pages

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No. 950241109                                          13D                                            Page 2 of 7 Pages
-------------------------------------------------------              -------------------------------------------------------------
-------------- ---------------------------------------- --------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:                                 BREF ONE, LLC
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- ----------------------------------------------------------------------------------------------------- -------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (a) [_]
                                                                                                                          (b) [x]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ----------------------- -------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
                                       N/A
-------------- ----------------------------------------------------------------------------------------------------- -------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- ----------------------------------------------------- -------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Delaware

----------------------- ----- -------------------------------------- -------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                     0
        SHARES
                        ----- -------------------------------------- -------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                   0
       OWNED BY
                        ----- -------------------------------------- -------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                0
      REPORTING
                        ----- -------------------------------------- -------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:              0

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  0

-------------- ----------------------------------------------------------------------------------------------------- -------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0%

-------------- ---------------------------------------- --------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                OO

-------------- ---------------------------------------- --------------------------------------------------------------------------




                                       2

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No. 950241109                                          13D                                            Page 3 of 7 Pages
-------------------------------------------------------              -------------------------------------------------------------

-------------- ---------------------------------------- --------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                                   Brookfield Asset Management Inc.
                                                                           (formerly known as Brascan Corporation)
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- ----------------------------------------------------------------------------------------------------- -------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (a) [_]
                                                                                                                          (b) [x]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ----------------------- -------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
                                       N/A
-------------- ----------------------------------------------------------------------------------------------------- -------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- ----------------------------------------------------- -------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Ontario

----------------------- ----- -------------------------------------- -------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                     0
        SHARES
                        ----- -------------------------------------- -------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                   0
       OWNED BY
                        ----- -------------------------------------- -------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                0
      REPORTING
                        ----- -------------------------------------- -------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:              0

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  0

-------------- ----------------------------------------------------------------------------------------------------- -------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0%

-------------- ---------------------------------------- --------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                CO

-------------- ---------------------------------------- --------------------------------------------------------------------------






                                       3

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No. 950241109                                          13D                                            Page 4 of 7 Pages
-------------------------------------------------------              -------------------------------------------------------------

-------------- ---------------------------------------- --------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                               Partners Limited (formerly known as EdperPartners Limited)
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- ----------------------------------------------------------------------------------------------------- -------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (a) [_]
                                                                                                                          (b) [x]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ----------------------- -------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
                                       N/A
-------------- ----------------------------------------------------------------------------------------------------- -------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- ----------------------------------------------------- -------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 Ontario

----------------------- ----- -------------------------------------- -------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                     0
        SHARES
                        ----- -------------------------------------- -------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                   0
       OWNED BY
                        ----- -------------------------------------- -------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                0
      REPORTING
                        ----- -------------------------------------- -------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:              0

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  0

-------------- ----------------------------------------------------------------------------------------------------- -------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0%

-------------- ---------------------------------------- --------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                CO

-------------- ---------------------------------------- --------------------------------------------------------------------------





                                       4

-------------------------------------------------------              -------------------------------------------------------------
CUSIP No. 950241109                                          13D                                            Page 5 of 7 Pages
-------------------------------------------------------              -------------------------------------------------------------

-------------- ---------------------------------------- --------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                                   Barry S. Blattman
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------- ----------------------------------------------------------------------------------------------------- -------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (a) [_]
                                                                                                                          (b) [x]
-------------- -------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ----------------------- -------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:
                                       N/A
-------------- ----------------------------------------------------------------------------------------------------- -------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                        [_]
-------------- ----------------------------------------------------- -------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                 United States

----------------------- ----- -------------------------------------- -------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                     0
        SHARES
                        ----- -------------------------------------- -------------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:                   0
       OWNED BY
                        ----- -------------------------------------- -------------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:                0
      REPORTING
                        ----- -------------------------------------- -------------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:              0

-------------- -------------------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  0

-------------- ----------------------------------------------------------------------------------------------------- -------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                         [_]

-------------- -------------------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0%

-------------- ---------------------------------------- --------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                IN

-------------- ---------------------------------------- --------------------------------------------------------------------------


           This Amendment No. 5 amends the Schedule 13D filed February 3, 2003 (the "Schedule 13D"), as amended by Amendment No. 1 filed February 23, 2005, Amendment No. 2 filed on July 28, 2005, Amendment No. 3 filed October 6, 2005, and Amendment No. 4 filed on November 21, 2005, and is filed by BREF ONE, LLC, Brookfield Asset Management Inc. (formerly known as Brascan Corporation), Partners Limited (formerly known as EdperPartners Limited) and Barry S. Blattman, with respect to the common stock, par value $0.01 per share (the "Common Stock"), of CRIIMI MAE Inc. (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings attributed to them in the
Schedule 13D.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5 of the Schedule 13D is supplemented as follows:

           The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 5 are incorporated herein by reference. On January 18, 2006, Cadim W.F. Co., a Maryland corporation, merged with and into the Company (the "Merger"). Pursuant to the Merger, the Common Stock was cancelled in exchange for the right to receive $20.00 in cash, without interest, for each share of Common Stock. Accordingly, as of January 18, 2006, none of the Reporting Persons beneficially own any shares of Common Stock as a result of the Merger.

           As a result of the Merger, on January 18, 2006, the Reporting Persons ceased to be the beneficial owners (as defined in Rule 13d-3) of more than five percent (5%) of the outstanding shares of Common Stock.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 18, 2006

                                  BREF ONE, LLC

                                  By: /s/ Theresa A. Hoyt
                                      ----------------------------------------
                                      Name: Theresa A. Hoyt
                                      Title: Vice President


                                  BROOKFIELD ASSET MANAGEMENT INC.
                                  (formerly BRASCAN CORPORATION)

                                  By: /s/ Joseph Freedman
                                      ----------------------------------------
                                      Name: Joseph Freedman
                                      Title: Senior Vice President


                                  PARTNERS LIMITED

                                  By: /s/ Loretta Corso
                                      ----------------------------------------
                                      Name: Loretta Corso
                                      Title: Secretary


                                  BARRY S. BLATTMAN

                                  /s/ Barry S. Blattman
                                  --------------------------------------------










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